Exhibit 99.1

Kaiser Aluminum Corporation Reports

First Quarter 2023 Financial Results

First Quarter 2023 Highlights:

o
Net Sales $808 Million; Conversion Revenue $369 Million
o
Net Income $16 Million; Net Income per Diluted Share $0.99
o
Adjusted Net Income $7 Million; Adjusted Income per Diluted Share $0.42
o
Adjusted EBITDA $47 Million; Adjusted EBITDA Margin 12.7%
o
Aerospace Demand Continued to Strengthen; Shipments and Conversion Revenue Exceeded Expectations
o
Liquidity Remained Strong at $546 Million as of March 31, 2023

FRANKLIN, Tenn., April 26, 2023 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, today announced first quarter results.

Management Commentary

“Our first quarter results were better than anticipated as a result of our focused execution and continued traction on pricing along with favorable demand trends in certain key markets,” said Keith A. Harvey, President and Chief Executive Officer. “While the demand environment was mixed during the quarter, our performance overall met or exceeded our expectations, led by strengthening aerospace demand and our strong market position to service incremental volumes in this market. While destocking continued in the packaging market, we benefitted from improved pricing and a stabilization of our operations at Warrick following a highly challenging 2022. We remain optimistic on the long-term outlook for packaging given our niche market focus on coated products, the significant investments we are making and the continued secular shift to aluminum. Looking ahead, we remain focused on cost reductions in our operations, improving manufacturing efficiencies and continuing commercial actions to improve our margins."

First Quarter 2023 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly
	1Q23	4Q22	3Q22	2Q22	1Q22
Shipments (millions of lbs.)	299	302	282	335	335

Net sales	$808	$776	$749	$954	$949
Less hedged cost of alloyed metal[1]	(438)	(420)	(427)	(603)	(595)
Conversion revenue	$369	$356	$322	$351	$354

Realized price per pound ($/lb.)
Net sales	$2.70	$2.57	$2.66	$2.85	$2.83
Less hedged cost of alloyed metal	(1.47)	(1.39)	(1.52)	(1.80)	(1.77)
Conversion revenue	$1.23	$1.18	$1.14	$1.05	$1.06

As reported
Operating income (loss)	$19	$(22)	$3	$(2)	$25
Net income (loss)	$16	$(26)	$3	$(14)	$8
Net income (loss) per share, diluted[2]	$0.99	$(1.66)	$0.16	$(0.87)	$0.51

Adjusted[3]
Operating income	$20	$3	$3	$4	$25
EBITDA[4]	$47	$30	$29	$31	$52
EBITDA margin[5]	12.7%	8.4%	8.9%	8.9%	14.8%
Net income (loss)	$7	$(6)	$(3)	$(8)	$9
EPS, diluted[2]	$0.42	$(0.35)	$(0.21)	$(0.51)	$0.53

1.
Hedged Cost of Alloyed Metal for 1Q23, 4Q22, 3Q22, 2Q22, and 1Q22 was comprised of $436.7 million, $414.3 million, $408.7 million, $594.1 million, and $611.2 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $1.6 million, $6.1 million, $18.4 million, $8.7 million, and realized gains upon settlement of $16.3 million in 1Q23, 4Q22, 3Q22, 2Q22, and 1Q22, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income (Loss).
2.
Diluted shares for EPS are calculated using the treasury stock method.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

First Quarter 2023 Financial Highlights

Net sales for the first quarter 2023 decreased to $808 million compared to $949 million in the prior year period, reflecting an 11% decrease in shipments and a 5% decrease in average selling price per pound. The decrease in average selling price reflected a 17% decrease in underlying contained metal costs, partially offset by a 16% increase in conversion revenue per pound.

Conversion revenue for the first quarter 2023 was $369 million, reflecting a 4% increase compared to the prior year period.

•
Conversion revenue for the Company’s aerospace/high strength applications was $122 million, reflecting a 39% increase resulting from a 28% increase in shipments over the prior year quarter. The improvement reflects higher pricing and continued strengthening demand for commercial aerospace applications.
•
Conversion revenue for packaging applications was $133 million, reflecting an 8% decrease due to a 12% decrease in shipments over the prior year quarter. The decline primarily reflects destocking in the beverage can market, partially offset by improved pricing per pound.
•
Conversion revenue for general engineering applications was $80 million, reflecting a 17% decrease resulting from a 35% decrease in shipments due to destocking at service centers for the Company's extruded products, partially offset by higher pricing to offset inflationary costs.
•
Conversion revenue for automotive extrusions was $31 million, reflecting a 43% increase due to a 19% increase in shipments as well as improved pricing.

Reported net income for the first quarter 2023 was $16 million, or $0.99 income per diluted share, compared to net income and net income per diluted share of $8 million and $0.51, respectively, in the prior year period. Excluding the impact of pre-tax, non-run-rate items of $12 million, adjusted net income was $7 million for the first quarter 2023, compared to adjusted net income of $9 million in the prior year period. Adjusted income per diluted share was $0.42 for the first quarter 2023, compared to adjusted income per diluted share of $0.53 for the first quarter 2022.

Adjusted EBITDA of $47 million in the first quarter 2023 decreased $6 million compared to the prior year period. Adjusted EBITDA as a percentage of conversion revenue was 12.7% in the first quarter 2023 compared to 14.8% in the prior year period and 8.4% in the fourth quarter 2022.

Cash Flow and Liquidity

Adjusted EBITDA of $47 million reported in the first quarter 2023 and cash on hand funded approximately $56 million of working capital requirements, $41 million of capital investments, $11 million of interest payments and $13 million of cash returned to stockholders through quarterly dividends.

As of March 31, 2023, the Company had cash and cash equivalents of approximately $32 million and borrowing availability under the Company's revolving credit facility of approximately $514 million providing total liquidity of $546 million. There were $39 million of outstanding borrowings under the revolving credit facility as of March 31, 2023 as the Company continued to invest in growth capital projects as well as to meet working capital requirements.

On April 13, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.77 per share which is payable on May 15, 2023 to stockholders of record as of the close of business on April 25, 2023.

Second Quarter 2023 Outlook

The Company remains well positioned to execute in the current demand environment given its solid market position as a key supplier in diverse end markets and multi-year contracts with strategic partners. The Company expects demand in commercial aerospace to continue to strengthen towards pre-pandemic levels with business jet, defense and space remaining strong. In packaging, the Company expects continued destocking with some lingering impacts from higher metal input costs and a lag in passing through certain costs. General engineering demand is expected to be similar to the first quarter 2023 with some softening for plate resulting from the reduced demand for semiconductors and for rod and bar products due to destocking. In the automotive market, the Company does not expect a meaningful recovery until mid-to late 2023.

The Company expects its consolidated adjusted EBITDA margin in the second quarter 2023 to be flat to slightly higher compared to the first quarter 2023. The Company remains cautiously optimistic its consolidated adjusted EBITDA and adjusted EBITDA margin will continue to strengthen in 2023 as it pursues cost reductions in its operations, improves manufacturing efficiencies and continues commercial actions to improve pricing.

The Company’s capital investment plans remain focused on supporting demand growth through capacity expansion, sustaining its operations, enhancing product quality and increasing operating efficiencies. The Company anticipates total capital investments in 2023 will be in the range of $170 million to $190 million, the majority of which will be focused on growth initiatives, primarily reflecting investments in the new roll coat line at the Warrick facility.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, April 27, 2023 at 10:00 am (Eastern Time); 9:00 am (Central Time); 7:00 am (Pacific Time), to discuss its first quarter results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813, and accessed internationally at (201) 689-8573. The conference call ID number is 13737400. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are conversion revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, processes and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, reshoring, cyclicality, supply chain disruptions, and conditions that impact demand drivers in the aerospace/high strength, aluminum beverage and food packaging, general engineering, automotive and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies; and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2022. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income (Unaudited)1

(In millions of dollars, except share and per share amounts)

	Quarter Ended March 31,
	2023	2022
Net sales	$807.6	$948.8
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	731.1	865.9
Depreciation and amortization	26.3	27.5
Selling, general, administrative, research and development	29.7	30.2
Restructuring costs	1.4	—
Total costs and expenses	788.5	923.6
Operating income	19.1	25.2
Other (expense) income:
Interest expense	(11.9)	(12.2)
Other income (expense), net	13.6	(1.6)
Income before income taxes	20.8	11.4
Income tax provision	(4.9)	(3.3)
Net income	$15.9	$8.1
Net income per common share:
Basic	$1.00	$0.51
Diluted[2]	$0.99	$0.51
Weighted-average number of common shares outstanding (in thousands):
Basic	15,940	15,866
Diluted[2]	16,096	16,038

1.
Please refer to the Company's Form 10-Q for the quarter ended March 31, 2023 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the treasury stock method.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)1

(In millions of dollars, except share and per share amounts)

	As of March 31, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$31.5	$57.4
Receivables:
Trade receivables, net	365.0	297.2
Other	42.6	73.5
Contract assets	52.9	58.6
Inventories	537.7	525.4
Prepaid expenses and other current assets	30.2	30.5
Total current assets	1,059.9	1,042.6
Property, plant and equipment, net	1,037.8	1,013.2
Operating lease assets	38.8	39.1
Deferred tax assets, net	4.5	7.5
Intangible assets, net	53.9	55.3
Goodwill	18.8	18.8
Other assets	116.0	112.3
Total	$2,329.7	$2,288.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$282.3	$305.1
Accrued salaries, wages and related expenses	42.7	45.2
Other accrued liabilities	80.9	68.4
Total current liabilities	405.9	418.7
Long-term portion of operating lease liabilities	35.2	35.4
Pension and other postretirement benefits	69.9	69.3
Net liabilities of Salaried VEBA	16.7	16.5
Deferred tax liabilities	5.7	4.9
Long-term liabilities	82.8	74.7
Long-term debt, net	1,077.9	1,038.1
Total liabilities	1,694.1	1,657.6
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2023 and December 31, 2022; no shares were issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2023 and December 31, 2022; 22,809,322 shares issued and 15,974,036 shares outstanding at March 31, 2023; 22,776,042 shares issued and 15,940,756 shares outstanding at December 31, 2022	0.2	0.2
Additional paid in capital	1,092.5	1,090.4
Retained earnings	16.7	13.3
Treasury stock, at cost, 6,835,286 shares at both March 31, 2023 and December 31, 2022	(475.9)	(475.9)
Accumulated other comprehensive income	2.1	3.2
Total stockholders' equity	635.6	631.2
Total	$2,329.7	$2,288.8

1.
Please refer to the Company's Form 10-Q for the quarter ended March 31, 2023 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarterly
	1Q23	4Q22	3Q22	2Q22	1Q22
GAAP net income (loss)	$15.9	$(26.4)	$2.5	$(13.8)	$8.1
Interest expense	11.9	11.8	12.1	12.2	12.2
Other (income) expense, net	(13.6)	1.0	(12.7)	3.7	1.6
Income tax provision (benefit)	4.9	(8.6)	1.1	(4.1)	3.3
GAAP operating income (loss)	19.1	(22.2)	3.0	(2.0)	25.2
Mark-to-market (gain) loss[1]	(0.1)	(0.5)	—	2.9	(1.0)
Restructuring cost	1.4	2.2	—	—	—
Acquisition charges[2]	—	—	(0.1)	(0.1)	0.6
Goodwill impairment	—	20.5	—	—	—
Non-cash asset impairment charge	—	—	—	3.2	—
Other operating NRR loss[3,4]	—	3.2	—	0.1	—
Operating income, excluding operating NRR items	20.4	3.2	2.9	4.1	24.8
Depreciation and amortization	26.3	26.5	25.8	27.1	27.5
Adjusted EBITDA[5]	$46.7	$29.7	$28.7	$31.2	$52.3

GAAP net income (loss)	$15.9	$(26.4)	$2.5	$(13.8)	$8.1
Operating NRR items	1.3	25.4	(0.1)	6.1	(0.4)
Non-operating NRR items[6,7]	(13.1)	0.9	(7.3)	0.9	0.9
Tax impact of above NRR items[7]	2.7	(5.5)	1.5	(1.4)	(0.1)
Adjusted net income (loss)	$6.8	$(5.6)	$(3.4)	$(8.2)	$8.5

Net income (loss) per share, diluted[8]	$0.99	$(1.66)	$0.16	$(0.87)	$0.51
Adjusted earnings (loss) per diluted share[8]	$0.42	$(0.35)	$(0.21)	$(0.51)	$0.53

1.
Mark-to-market (gain) loss on derivative instruments includes the (gain) loss on non-designated commodity hedges. Adjusted EBITDA reflects the realized (gain) loss of such settlements.
2.
Acquisition costs are non-run-rate acquisition-related transaction items, which include professional fees, as well as non-cash hedging charges recorded in connection with the Warrick acquisition.
3.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
4.
Other operating NRR items primarily represent the impact of adjustments to environmental expenses and net periodic post retirement service cost relating to Salaried VEBA.
5.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
6.
Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and debt refinancing charges. Additionally, the presentation is revised to include gains on land sales occurring in 1Q23 and 3Q22.
7.
The 3Q22 and 4Q22 Non-operating NRR items, Tax impact of above NRR items and Adjusted earnings (loss) per diluted share was revised to reflect a 3Q22 reclassification of a gain on land sale from run rate to non-run rate of $8.3 million.
8.
Diluted shares for EPS are calculated using the treasury stock method and were excluded from the computations in periods of net loss per share as their inclusion would have been anti-dilutive.